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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name: State Street Institutional Investment Trust
      -------------------------------------------

Address of Principal Business Office (No. & Street, City, State, Zip Code):

P O Box 1713, Boston, MA 02105-1713
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Telephone Number (including area code):   617-662-3968
                                          -------------


Name and address of agent for service of process:

Julie A. Tedesco, State Street Bank & Trust Company,
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P O Box 1713, Boston, MA 02105-1713
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:           Yes  /X/             No  /  /


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Pursuant to the requirements of the Investment Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and The Commonwealth of Massachusetts on this 16th day of February, 2000.

                                             STATE STREET INSTITUTIONAL
                                             INVESTMENT TRUST



                                             By: /s/ James B. Little*
                                             -------------------------
                                             James B. Little
                                             President

                                             *By /s/ Julie A. Tedesco
                                             -------------------------
                                             Julie A. Tedesco
                                             Attorney-in-fact, pursuant to Power
                                             of Attorney attached hereto as
                                             Exhibit A



Attest:

/s/ Jennifer S. From
----------------------
Name: Jennifer S. From

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